Exhibit 99.3
corrected transcript Arch Coal, Inc. ACI Acquisition of International Coal Group, Inc by Arch Coal, Inc Call May 2, 2011 Company Ticker Event Type Date www.Cal lSt reet .com • 1-877-FACTSET • Copyr ight © 2001-2011 Cal lSt reet E 1 PARTICIPANTS Corporate Participants Deck S. Slone - VP-Government, Investor Relations & Public Affairs Steven F. Leer - Chairman & Chief Executive Officer John W. Eaves - President & Chief Operating Officer John T. Drexler - Chief Financial Officer & Senior Vice President Other Participants David M. Khani - Senior Managing Director & Director of Research, FBR Capital Markets Brian D. Gamble - Associate, Simmons & Co. International Shneur Z. Gershuni - Analyst, UBS Securities LLC Paul Forward - Managing Director, Stifel, Nicolaus & Co., Inc. Mark A. Levin - Research Analyst, BB&T Capital Markets James M. Rollyson - Research Analyst, Raymond James & Associates Jeremy Sussman - Vice President & Senior Analyst, Brean, Murray, Carret & Co. LLC Andre Benjamin - Research Analyst, Goldman Sachs & Co. Michael S. Dudas - Research Analyst, Jefferies & Co., Inc. Brandon Blossman - Vice President, Tudor Pickering Holt & Co. Securities, Inc. Curt Woodworth - Analyst, Macquarie Capital (USA), Inc. Brett M. Levy - Co-Director of High Yield Research, Jefferies & Co., Inc. John Bridges - Senior Analyst, JPMorgan Securities LLC David S. Martin - Research Analyst, Deutsche Bank Securities, Inc. David Adam Katz - Analyst, JPMorgan Securities LLC Justine Fisher - Research Analyst, Goldman Sachs & Co. MANAGEMENT DISCUSSION SECTION Operator: Please standby. Good day everyone and welcome to this Arch Coal Incorporated Conference Call. Today’s call is being recorded. At this time, I would like to turn the call over to Mr. Deck Slone, Vice President of Government, Investor and Public Affairs. Please go ahead, sir. Deck S. Slone, VP-Government, Investor Relations & Public Affairs Good morning, thanks for joining us today. Before we begin, let me remind you that certain statements made during this call, including statements relating to our expected future business and financial performance, may be considered forward-looking statements pursuant to the Private Securities Litigation Reform Act. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These uncertainties, which are described in more detail in the annual and quarterly reports that we file with the Securities and Exchange Commission, may cause our actual future results to be materially different from those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. This conference call is corrected transcript Arch Coal, Inc. ACI Acquisition of International Coal Group, Inc by Arch Coal, Inc Call May 2, 2011 Company Ticker Event Type Date www.Cal lSt reet .com • 1-877-FACTSET • Copyr ight © 2001-2011 Cal lSt reet 2 for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of International Coal Group’s common stock. The tender offer described herein has not yet been commenced. On the commencement date of the tender offer, an offer to purchase, a letter of transmittal and related documents will be filed with the SEC. The solicitation of offers to buy shares of ICG’s common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. On the call this morning, we have Steve Leer, Arch’s Chairman and Chief Executive Officer; John Eaves, Arch’s President and Chief Operating Officer; and John Drexler, our Senior VP and CFO. Steve, John and John will begin the call with some brief formal remarks and, thereafter, we’ll be happy to take your questions. Steve? Steven F. Leer, Chairman & Chief Executive Officer Thank you, Deck, and good morning. Today we’d like to focus on creating — the significant additive value and impact of ICG on Arch. We’re not going to be focused on the Arch story that everyone already knows, but really the expansion of the Arch story. Today, with the agreement with ICG, we’re creating a global met franchise, expanding the U.S. position of Arch and becoming the most diversified miner in the U.S. When you look at the met coal markets today, I mean we’d be the first to say that over the years we always would like more met coal, but pricing has been reasonably robust. What’s not well appreciated I think within that ICG franchise is that they were at the cost of significantly expanding their production, and we really believe the market had not fully recognized that yet. So while pricing has been reasonable, really the low point in this particular transaction has been that ICG’s expansion, their met coal reserve, the blending opportunities with Arch offer a significant upside that we see occurring virtually from day one. And as we’ve indicated in some of the press release and will talk about today, creates accretive values to EPS per share, cash flow per share, free cash flow per share, EBITDA, moving forward from 2012 and beyond. So a significant strategic transaction, a significant positive financial transaction, and we think all of it creates real shareholder value. The growth profile of Arch becomes the number two U.S. met coal producer, a top 10 world met coal producer, and really building out our thermal platform for new basins and exports as well. We will see an 85% increase in met coal production by 2015 and with some of the unassigned reserves of ICG, that that number has the capability of expanding well beyond that number as we move through the rest of this decade. Just a significant transaction that creates market leverage of — to the supplied, the undersupplied met coal markets and to improve — and to the improving thermal coal markets as well. At the end of the day, though, this is a global met coal story with enhanced thermal coal as an addition. So very excited about it, we — as I said, we’ll become the most diversified U.S. producer and importantly in any transaction of this size and nature, the cultural fit becomes important and when you look at the Senior Management of ICG, many of them have worked with Arch or for Arch at previous times in their career. We have very similar approaches to the core values that Arch really bases all of our transactions and our activities on of being a leader in safety and environmental performance and with the singular goal of creating shareholder value. There is absolutely no difference in t he goals that we see and the cultural fit at ICG and Arch.

corrected transcript Arch Coal, Inc. ACI Acquisition of International Coal Group, Inc by Arch Coal, Inc Call May 2, 2011 Company Ticker Event Type Date www.Cal lSt reet .com • 1-877-FACTSET • Copyr ight © 2001-2011 Cal lSt reet 3 The low cost mines, if you look historically at cash production costs of ICG Central Appalachian mines compared to Arch’s mines compared to the rest of the industries, the two of us consistently, quarter after quarter, lead the industry in terms of low cost production. Union free work forces with minimal legacy liabilities; again, the opportunity to maintain a strong balance sheet and the cash flow generation capability the corporation does — the combined companies allow us to quickly reduce any leverage involved in the current transaction. Again, let me reemphasize it’s a financially strong accretive transaction, accretive to EPS in the first full year after the close; estimated annual synergies of combining the companies will be $70 million to $80 million, and there’s substantial free cash flow generation capabilities. So it’s truly one of these — many people say it, but truly one of these transactions where two plus two equal 5, 6 or perhaps even 7. And the accretive nature of the transaction really grows dramatically as we bring on new production in the Tygart 1, 2, 3 mine and the blending capabilities and the infrastructure capabilities that Arch brings to the transaction as well. Turning to slide four, the transaction details, let me briefly walk you through the terms of this transaction. We intend to acquire all of the outstanding shares of ICG for $14.60 per share, applying a total equity value of $3.4 billion. The transaction is structured as a tender to be followed as soon as possible by a merger. The tender will commence around the middle of May. Shareholders holding approximately 17% of ICG’s shares outstanding have agreed to tender their shares in the offer. The transaction is subject to the customary closing conditions, regulatory approvals, and is expected to close by the middle of the calendar year 2011. I’ve briefly touched on the strategic combination rationale, but turning to slide 6, let’s dig into a little more of the detail. Arch will have significant scale and leverage to both the domestic market and the international met coal market. When you look at the met coal producers on a global scale, we’ve become — moved into the top ten. Our objective will be to further move up that production line as we bring on the — again the under appreciated, I think, met coal reserves that ICG is currently in the process of developing, and we plan on being able to accelerate some of their other met coal reserves, and we’ll immediately start permitting some of those reserves with the closure of the transaction. More importantly, perhaps, is the ability to blend ICG’s very high quality Grade A met coal, their low-vol production out of Beckley mine and some of their mid-vol production with Arch’s met coal production and PCI to create significant value for our shareholders, significant value for our customers, and really offering a diversified slate of product that encompasses all of the products that are available and requirements in the marketplace so an exciting time; very interested in moving forward quickly with this transaction. Our structure allows us to be able to move forward within six to eight weeks to close the transaction, assuming all the regulatory approvals and everything move forward in a reasonably expeditious manner. Turning to slide seven, one of the things that have helped drive this is this entire view as we look forward is, by almost all of the projections, the markets are going to be undersupplied for both steam and met coal certainly for the next five years and we think well beyond that. Just focusing on the next five years, steel demand is expected to grow 60% during the next decade within — with Asia leading the way, but really growth across the entire globe. As you look at those numbers and you start thinking, where are we going to get the metallurgical coal to really supply the demand to produce that much steel? It comes down that, by any reasoned analysis, that supply is going to be certainly tight for the next five years, probably well beyond. You have to make the assumptions that current projects come on line with on the projected dates, current infrastructure comes online on their projected dates. And history would tell us in this industry, that’s not a very realistic expectation.

corrected transcript Arch Coal, Inc. ACI Acquisition of International Coal Group, Inc by Arch Coal, Inc Call May 2, 2011 Company Ticker Event Type Date www.Cal lSt reet .com • 1-877-FACTSET • Copyr ight © 2001-2011 Cal lSt reet 4 As you can see in the bottom part of that slide in the left hand corner, we’re forecasting a deficit in seaborne coal supply trade growing to the 2015 period and, frankly, as the globe continues to develop, we think that these numbers could even get larger. We saw a very interesting presentation a month or so ago on just global GDP growth over the next decade from 2011 to 2020, which basically the numbers were about a four times where we are today. And — while the purpose of the presentation was to talk about GDP in some of the developing economies, I was sitting in the audience thinking how do we supply the energy to make that happen, even if it’s only three time, but what if it’s five times? So again, a tremendous synergistic transaction, tremendous intrinsic value we think in ICG and frankly in Arch that has not been fully realized within the marketplace, and that we will help unlock that value for our shareholders moving forward. John W. Eaves, President & Chief Operating Officer Yeah, this is John Eaves. I wanted to touch a little bit on the basics of the transaction here from a production and marketing standpoint. On slide eight, if you look at the U.S., I mean clearly they’re a significant supplier to the seaborne market, and we think Arch is going to play a major role in that. If you look at Arch’s large volume of high-vol coal, the ability to blend that with the products that ICG has, we think we have real opportunities in the seaborne market. Given our infrastructure, our barging positions, our transloading, midstreaming positions in the Gulf, we think we’re really going to have a really wide slate of products to offer our customers. In addition to the high-vol B that we have, we’ll have low-vol, mid-vol, high-vol A and tremendous blending opportunities not only for the seaborne market, but for the international market as well. On slide 9, if you look at the transaction and the growth opportunity it offers for Arch, you can seen in 2011 we’re forecasting met sales at about 11 million tons, growing to 13 to 14 million tons by 2014 and almost 15 million tons by 2015. So you know a lot of that growth is driven by Tygart Valley No. 1 mine, which is forecasted to come on in 2014. Beyond that, we also have additional growth opportunities with Tygart Valley No. 2 and No. 3, which we will be aggressively working on permits and looking at bringing that production on in the future as well. So when you combine this operation and what we have with Mt. Laurel, Cumberland River and Lone Mountain, we think we’re in a very strong position from a met supply standpoint globally as well as in the U.S. Slide 10, if you look at what ICG is doing in Illinois, combined with what Arch was already doing, they have a very cost competitive mine called the Viper mine. If you look at the income combination with the reserve base that Arch has, it gives us over 730 million ton reserve base. But the attractive thing in Southern Illinois with these reserves, they’re lower chlorine, higher Btu coal. Given what we’re doing with our own Lost Prairie reserve, our joint venture with Knight Hawk and what we could do with Viper in the next five plus years, we could be producing 10 to 12 million tons of a product that would not only be well received in the domestic market, but would be well received in the international market as well. So we really like how this transaction positions us in the Illinois market. On slide 11, the last couple of years Arch has worked really hard to develop our infrastructure, continue to build on that to really allow us to attack the seaborne demand that we see developing over the next five years. If you look at the product mix that ICG has and the ability to blend those products with the products that Arch has at our DTA facility, we think it unlocks significant value for the export market. If you look at the opportunities in the Gulf Coast, our ownership in Kentucky, our corrected transcript Arch Coal, Inc. ACI Acquisition of International Coal Group, Inc by Arch Coal, Inc Call May 2, 2011 Company Ticker Event Type Date www.Cal lSt reet .com • 1-877-FACTSET • Copyr ight © 2001-2011 Cal lSt reet 5 throughput agreements in the Illinois St. Louis area, allows us to customize blends for shipments to the Gulf with our barging capacity and with our midstreaming capacity. I think we’ve talked about the West Coast; clearly, our investment in Millennium Bulk Terminal in Washington State, our transloading agreement with Ridley Terminal in Canada, and the throughput volumes we have going off the West Coast out of California into the Asian markets, clearly make Arch, with this transaction, a major exporter of coal. Our plans would be to export between 8 million and 9 million tons of coal in 2011 through the thermal and the metallurgical markets. And why are we doing that? If you look around the world, we’ve identified 249 gigawatts of new coal-fired generation that’s being build between now and 2015. This is going to require almost 800 million tons of new coal supply during this time period. We think this transaction only enhances our ability to participate and attack the growth that we see primarily in the Asian markets. If you look at slide 13, in terms of how it positions us not only in the United States but around the world, you can see in the U.S. in terms of coal production, in almost 180 million tons; it positions us as the number two. In terms of a reserve position, it gives us 5.5 billion tons of very low-cost thermal metallurgical coal. And in terms of global production, you can see at almost 180 million tons, it positions us in the top five, which clearly we think is a competitive advantage as we look to the world markets in the future. On slide 14, if you take a look at the low-sulfur basins, first looking in the PRB, we have the second largest overall production in this basin, but the largest production of 8800-Btu coal. We think that’s clearly a competitive advantage. If you look in the Western Bit regions, which consists for us Colorado and Utah, we have a leading position there and more and more focus of that production is in the International arena. We’re very pleased with what we’re seeing in the Asian markets off the West Coast as well as European and South American opportunities through the Gulf of Mexico. And then if you look at our position in Central App, second in production but we think clearly a cost leader in terms of our production cost, which gives us a real advantage not only in the metallurgical markets, but in the thermal markets as well. So all three basins, strong positions in terms of production and cost allows us to be very competitive. I think, if you look out throughout the United States, and if you look at the 5.5 billion ton reserve base that we created through this transaction, you can see our position on slide 15, in the Northern and Southern PRB, our position in the Western Bituminous region, and then the addition in Northern App as well as the growing position that we create in Central App, and then the almost 730 million tons that we’d create in the Illinois Basin. We think this diversified supply position gives us a real competitive advantage. If you look on this slide in the numbers depicted in the gold, you can see those are the met reserves that we have in the Northern App and Central App. And you can see we have between 400 million and 500 million tons of very strong metallurgical coal that can not only served the U.S. markets, but serve the international markets as well. Slide 16, I think when you think about Arch, you think about most of the volume and most of the income coming out of the Western United States. And I think if you look at the pie chart to the left, clearly on a pure volume sold basis, over 80% of our volume comes out of the Western United States. But if you step back and you look at the revenues and the EBITDA, it’s fairly well diversified East to West and if you look at our position in terms of our transportation networks, we ship coal on all four Class I railroads, we have access to the river system, we have strong barging positions for the Gulf, and we have throughput agreements in for our midstreaming and transloading in the Gulf. So we think this really positions Arch very well for the domestic as well as the international markets.

corrected transcript Arch Coal, Inc. ACI Acquisition of International Coal Group, Inc by Arch Coal, Inc Call May 2, 2011 Company Ticker Event Type Date www.Cal lSt reet .com • 1-877-FACTSET • Copyr ight © 2001-2011 Cal lSt reet 6 On slide 17. If you look at the two organizations in the terms of compatibility, I think what our plans is to continue to build on the safety environmental performance that ICG has already developed, we see an opportunity to introduce our behavior-based safety program and our compliance management system into the ICG program and continue to build on the success they’ve had over the last couple of years. If you look at their cost position, I think they’ve got the same passion for cost control that we have here in Arch. The combined position that we’re going to have in Central App as well as Northern App gives us a real competitive manage, I think, from a cost standpoint. If you look at the workforces, very compatible, there’s a cultural fit; it’s a 100% union free and we think that really makes a difference as we move forward in the marketplace. In terms of the balance sheet, I think we look at the legacy liabilities of ICG combined with Arch, we have the lowest of any publicly traded company and that clearly gives us a strong position as we look to growth in the future. On slide 18, if you look at the management team of Arch, I mean, clearly the top ten officers have a lot of experience in putting together assets and integrating them quickly and efficiently. If you look back over the last 12 to 14 years in the transactions we’ve done, we’ve been very successful at doing these quickly. We’ve also been successful in organic mine development, most recently with the Mount Laurel development. We hope to continue that success as we continue to look at the further development of Tygart No. 1 up in the Northern App region. And I think from a cost standpoint, we’re recognized exhibiting very good cost control, as ICG, as we think the combination of those two clearly gives us a powerful position from a cost standpoint as we move forward. On slide 19, if you look at the synergies that we’ve targeted from this transaction, we’ve really developed from three buckets. If you look at the marketing side, a lot of those synergies are going to be driven by blending the utilization of our infrastructure, whether it would be ports, barging, transloading in the Gulf. On the operating side, we’ve identified some purchasing savings, insurance, bonding savings. Hopefully as we get into that, we continue to find those opportunities. And then the third bucket would be SG&A. We think that there’s some savings in that area as well. As Steve mentioned earlier, we’ve identified $70 million to $80 million of annual synergies; assuming a transaction close mid-year, we would expect to get those as we approach 2012. I think if you look back over the history of Arch and the targeted synergies and what we’ve actually captured in terms of synergies, we’ve had a very successful track record. And I think this would be no exception. As we get into this segment and start looking at additional opportunities, we would certainly hope to meet or exceed the synergies that we’ve outlined in this transaction. With that, I’d like to turn this over to John Drexler to talk about the deal dynamics. John? John T. Drexler, Chief Financial Officer & Senior Vice President Thanks, John. We appreciate your interest in this transaction. And as John and Steve have indicated, we’re excited about this opportunity. Let’s start on slide 21, and we’ll discuss Arch’s strong pro forma financial outlook. As you can see here, the combined company will have very strong financial metrics. Our new size and scale will corrected transcript Arch Coal, Inc. ACI Acquisition of International Coal Group, Inc by Arch Coal, Inc Call May 2, 2011 Company Ticker Event Type Date www.Cal lSt reet .com • 1-877-FACTSET • Copyr ight © 2001-2011 Cal lSt reet 7 result in robust revenues and earnings. Revenues are expected to grow from $3.8 billion to over $5 billion on an annual pro forma basis. EBITDA based on our and ICG’s guidance is expected to grow nearly 40% to approximately $1.4 billion, including our expectation for synergies associated with the transaction. And finally, we expect to unlock further value by funding attractive growth projects such as the development of the Tygart Complex and its met coal production. Using EBITDA as a proxy for cash flows and looking at our expectation for modest capital spending, it is clear that we will have very healthy free cash flows post the acquisition. On slide 22, we cover our expectation of financing for the transaction. Arch has obtained committed bridge financing from Morgan Stanley and PNC to close the transaction. Our expectation would be to raise permanent financing in the capital markets, prior to close, that would utilize a combination of debt and equity securities. The majority of this financing would be with debt securities, and we would include an equity component that would be sufficient to retain our current debt rating. As we have done in previous transactions, most recently the Jacobs Ranch transaction, we plan to utilize our healthy cash flows post the acquisition to lower the leverage on our balance sheet. In addition to the capital market transactions, we’ve planned to put in place a new $1.5 billion revolver to support the expanded company. Overall, we believe this is a prudent financing and allows us to retain financial flexibility and ample liquidity. On slide 23, another attractive attribute of the transaction is the extremely low legacy liabilities of the combined company. As you know, Arch has maintained very low legacy liabilities. ICG has also maintained very low levels. As a result, post the transaction, Arch will have a pristine balance sheet from a legacy liabilities perspective with over two-thirds of the liabilities comprised of reclamation obligations. Legacy liabilities are debt-like in their attributes and are a drag on a company’s earnings and cash flows. Our legacy liability profile separates us from our competitors. In conclusion, from a financial perspective, post the transaction, Arch Coal will have a strong balance sheet and excellent liquidity with healthy cash flows. Now I’d like to turn the call back over to Steve for some summary remarks. Steven F. Leer, Chairman & Chief Executive Officer Thank you, John. And before we open to questions, on slide 24, I’d just like to reiterate why are we doing this, and why are we doing this transaction now. We think there’s a tremendous intrinsic value in ICG that they are right at the cusp of expanding their met coal production, when you combine that with Arch’s med coal production, when you combine that with our infrastructure commitment and assets already in place, the ability to create significant value moving forward, the timing worked out extraordinarily well. We do become the number two U.S. producer in metallurgical coal, a global top 10. The growth profile with over 400 million tons of met coal reserves; I think the Illinois reserve and development play as very important as we move into the middle of this decade; becomes very, very compelling. Significant leverage to the met coal and thermal markets as we moved forward, significant free cash flow, as we move forward; and we are the most diversified and balanced U.S. producer in combination. Again, when we look at any combination of businesses, the cultural fit sometimes gets a no ignored; we think it’s a very important because integrati on, speed of integration, the ability to approach problems and see them similarly, most importantly, to see the core values as we do, we corrected transcript Arch Coal, Inc. ACI Acquisition of International Coal Group, Inc by Arch Coal, Inc Call May 2, 2011 Company Ticker Event Type Date www.Cal lSt reet .com • 1-877-FACTSET • Copyr ight © 2001-2011 Cal lSt reet 8 think is very important to preserving and creating shareholder value. Most mergers, I think, or acquisitions fail on this point when they do fail and we have such a good alignment that we feel very, very good about that. The core values of safety environmental performance are just as intrinsic to ICG as to Arch. I think another interesting point is, when you look at the Tygart 1 mine. It looks at and is designed very similarly to our Mountain Laurel mine and that probably shouldn’t come as a surprise to people. When you look at Ben Hatfield and his senior team, they were working for Arch; in fact, Ben was very much involved in the initial planning and design of our Mountain Laurel mine. I think as they’ve developed Tygart they’ve used many of the same approaches in really designing what will be a great coal mine. Importantly, I think we can bring now to the transaction some of the lessons learned as in running Mountain Laurel and apply them to Tygart, so really should get off to even a better start from already what I would consider one of the best coal mines in the entire world with our Mountain Laurel mine. Let me just close; the goal is to create shareholder value, it’s a financially strong and strategic transaction. We’re designing this to preserve our credit ratings. We’re unlocking the intrinsic value of what I think have been — that the market hasn’t really focused on some of the intrinsic value within Arch and our metallurgical coal reserves are positioned in low chlorine as we move forward with some of the thermal markets here in the U.S, and thinking about the new regulations that the EPA has put out, just how strong that’s going to be in the value creation and increasing blending and throughput capabilities of our infrastructure. Again, I will say that with the development of Tygart No. 1 and Tygart No. 2, along with our own expansion, we see significant shareholder value creation, the unlocking of significant value that singularly the two companies would have greater challenge to do, so again I think it is a deal that takes two plus two and make 5, 6 or 7, so we’re excited about it. And with that, operator, I’d be more than happy to open it up to questions.

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Arch Coal, Inc.	ACI	Acquisition of International Coal Group, Inc by Arch Coal, Inc Call	May 2, 2011
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] We'll take our first question from David Khani with FBR.

<Q – David Khani – FBR Capital Markets>: Good morning, gentlemen.

<A – Steven Leer – Chairman & Chief Executive Officer>: Hey, David. How are you?

<Q – David Khani – FBR Capital Markets>: I'm good, I'm good, thank you. Can you do me a favor, can you try – I know it's going to be hard, but can you give me a rough idea of how much would you attribute of this acquisition, is the met side of their business versus the steam? And that's sort of question number and question number two would be, the combined entity, if you look at 2012, how much do you expect to export in 2012 and then maybe looking out further with the West Coast ports, how much you think you'll be able to export combined 2015 or something like that?

<A – John Eaves – President & Chief Operating Officer>: David, this is John, yeah, on the first piece, clearly the met was a real driver when we looked at this transaction. As Steve indicated, if you look what Arch is doing, primarily our product mix is a high-vol B and PCI. You combine that with what the ICG guys have, you know, they've got low-vol, they've got high-vol A; blending all those products gives us a whole new portfolio of products to market. We also have the ability with our infrastructure to create a mid-vol product which, as we all know, is very desirable in the marketplace.

So clearly it was a driver. Our forecast for 2011 is about 11 million tons on a combined basis. That's fairly steady as we move into '12, a little bit of growth in '13, 13 million to 14 million tons in 2014, and then approaching about 15 million tons in 2015. So, clearly, the met was a driver. We see opportunities not only in the United States, but globally as well.

So I think the combination of the products really is pretty powerful. If you look at the ICG products, I mean, they have some strong high-vol A products that are really a good mix with the products we have. The combination of those is very compelling, certainly, around the world.

Your question on the West Coast by 2015, I mean obviously we're doing everything we can to facilitate additional capacity off the West Coast. I'd be a little hesitant to say what it would be in 2015, but clearly we see that volume's growing over the next two or three years, not only with Millennium, but some other facilities as well. So we're pursuing all those.

As we look around the world, we think the market really wants supply off the West Coast. Steve indicated in his comments that we've identified a 300 million ton shortfall over the next 3.5 years, about two-thirds of that is thermal and a third of that is met. So anybody that's well positioned with their reserves, transportation networks and port infrastructure is going to do very well. And that, actually David, that's predicated on everything coming on as scheduled and as we all know in this business that rarely happens.

<Q – David Khani – FBR Capital Markets>: All right. And then sort of last, third question, and I'll let the next person, is what kind of met pricing were you using to sort of determine that it's accretive for next year?

<A – John Eaves – President & Chief Operating Officer>: You know David, I don't want to give you specifics, but what I will tell you, we ran our analysis, we used numbers at well below what we're seeing in the market today.

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Arch Coal, Inc.	ACI	Acquisition of International Coal Group, Inc by Arch Coal, Inc Call	May 2, 2011
Company▲	Ticker▲	Event Type▲	Date▲

<Q – David Khani – FBR Capital Markets>: Okay, great. Thanks guys.

<A – Steven Leer – Chairman & Chief Executive Officer>: Thank you, David.

Operator: We'll take our next question from Brian Gamble with Simmons & Company.

<Q – Brian Gamble – Simmons & Co. International>: Good morning, guys.

<A – Steven Leer – Chairman & Chief Executive Officer>: Good morning, Brian.

<A – John Eaves – President & Chief Operating Officer>: Good morning.

<Q – Brian Gamble – Simmons & Co. International>: A couple of things, one you mentioned using primarily debt to finance the deal from a permanent financing basis, but equity as needed. Is there any way to kind of quantify the equity piece given that you want to keep your rating the same? Is there a target there that we're looking for?

<A – John Drexler – Chief Financial Officer & Senior Vice President>: Brian, we can't comment on what that ultimate structure is going to be other than to say that expectation or that the financing will be a majority of debt. And then, an equity component to preserve that rating, and we'll be looking at that as we move forward. But once again, we'll have the majority of that within the transaction.

<Q – Brian Gamble – Simmons & Co. International>: And then on that same line, the thought to do it as a tender, just to get it done quicker, maybe you could walk through, why you chose to do it that way and how you think you're going to get it done before the end of the second quarter; that just seems pretty aggressive, but hopeful but aggressive?

<A – John Drexler – Chief Financial Officer & Senior Vice President>: Yeah, no I think the tender structure, as we looked at it, allowed us to move very quickly and gave us what we believe with the best opportunity to secure the deal with ICG. So we feel very comfortable with the structure of the offer and our plans as we move forward with how we plan to structure the financing associated with it.

<A – Steven Leer – Chairman & Chief Executive Officer>: This is Steve. I have a personal bias, I think, as I look at any major transaction of – within U.S. corporations and business, is that speed of integration, speed of closing the deal and really implementing your integration strategy on an accelerated basis. I mean it's a heck of a lot of hard work for everybody but that it really creates value for the shareholder. In fact I have the, again, the view that if you look at a transaction that takes a year to integrate, it's probably destroying shareholder value.

So the all cash tender allows us to move very quickly. And we think it is very attractive to our shareholders and to their shareholders from a certainty of closing, certainty of value and a certainty from our perspective of what's the transaction going to cost. So again, all the pieces meshed together and it's another one of these components that in when you look at the intrinsic value and creating that – those cash flows, speed is better than a slow pace, I guess, on a deal like this we think.

<Q – Brian Gamble – Simmons & Co. International>: And then quickly on the met side, you mentioned the ramp up. We know the Tygart timing from ICO; they've been pretty diligent in telling us what was going on there. Are there additional projects in your forecast for 2013-2014 volumes that are besides Tygart? You mentioned opportunities and permits that you're going to try to put in place but are there additional volumes in there or is it all Tygart related?

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<A – John Eaves – President & Chief Operating Officer>: You know, Brian, most of it's Tygart related. I mean obviously we're going to continue to try to maximize what we're doing at Mount Laurel, Cumberland River and Lone Mountain, but most of the growth will be Tygart No. 1. And then as I said earlier, we're going to aggressively look at the permitting process in terms of how it relates to Tygart 2 and 3 because we think there's a tremendous opportunity there as well. But most of the growth will be driven at least over the next couple of years, but Tygart No. 1.

<Q – Brian Gamble – Simmons & Co. International>: Perfect guys, congratulations.

<A – Steven Leer – Chairman & Chief Executive Officer>: All right, thank you.

Operator: Next we'll move to Shneur Gershuni with UBS.

<Q – Shneur Gershuni – UBS Securities LLC>: Hi, good morning guys.

<A – Steven Leer – Chairman & Chief Executive Officer>: Good morning, Shneur.

<Q – Shneur Gershuni – UBS Securities LLC>: Just to follow-up on Brian's earlier question just a little bit, I understand that you can't give us a target of your mix of debt and equity. But you did say that you wanted to retain your credit rating. Is there kind of like an EBITDA – a debt-to-EBITDA target that you're looking to get under? Is it 2.5 times or below or can you give us a little bit of color with respect to that?

<A – John Drexler – Chief Financial Officer & Senior Vice President>: Shneur, as we've structured this, the objective is to make sure that we're balancing the return to shareholders and the importance of the strong and flexible balance sheet that gives us significant liquidities, it allows us to whether any type of market condition as we move forward. We're not going to provide any targets of what we're shooting for there. It is safe to say that we see significant cash flows post the acquisition. As we've done in previous transactions, where we have slightly levered the balance sheet to acquire a very strategic, important asset to us, we'll focus very quickly on bringing that leverage down. So that will continue to be our focus as we move forward with structuring the financing for the transaction.

<Q – Shneur Gershuni – UBS Securities LLC>: Okay. And then the – kind of a follow-up to the synergies question that was asked earlier, I was wondering if you could walk us through some of the drivers; you obviously mentioned met was an under utilization of DTA part of the calculations as well too. Also, if you can talk about any CapEx avoidance opportunities by putting the operations together would be great?

<A – John Eaves – President & Chief Operating Officer>: Yeah, I mean first on the marketing bucket, I mean clearly a lot of that value is driven by our abilities to blend. And Mike Hardesty and those guys did a great job, but they didn't really have the infrastructure to really put the products together and blend. And we think having DTA, having our barge capacity locked in, having the mid-streaming capacity in place for the Gulf, gives us tremendous opportunity to unlock a lot of that value. So that's primarily the diver on the marketing side.

In terms of capital allocation, to be honest with you, there's not a lot of it built in to the operating synergies. We'll expect as we get into that, we're going to find more of that but right now, we really haven't forecasted anything in that operating bucket on the capital side. So with a little luck, we'll get some of that as me forward.

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<Q – Shneur Gershuni – UBS Securities LLC>: And one final question if I may, what's the management team going to look like of the combined company? Will Ben be participating in the new company?

<A – Steven Leer – Chairman & Chief Executive Officer>: Right now as we look at it, this is an acquisition by Arch and they've put in some places for change of control so we will go through the senior management there, but at the moment, I would anticipate that Arch's senior management will be running the combined company.

<Q – Shneur Gershuni – UBS Securities LLC>: Great. Thank you very much and congratulations.

<A – Steven Leer – Chairman & Chief Executive Officer>: Thank you.

Operator: We'll take our next question from Paul Forward with Stifel Nicolaus.

<Q – Paul Forward – Stifel, Nicolaus & Co., Inc.>: Good morning and congratulations.

<A – Steven Leer – Chairman & Chief Executive Officer>: Thank you, Paul

<A>: Thanks, Paul.

<Q – Paul Forward – Stifel, Nicolaus & Co., Inc.>: I want to ask couple of things, you've seen the mines, would you say there is going to be much spending across the ICG mines to kind of bring the equipment levels up to the standards that Arch only has or is it a pretty well capitalized set of mines that you're buying here?

<A – John Eaves – President & Chief Operating Officer>: You know Paul, this is John. I got to tell you, we were pleased with what we saw there in the mine business. I mean mines that looked comparable to Arch's, well capitalized for the most part. Obviously, we've got some capital dollars we've got to spend on the Tygart No. 1 but overall, very pleased with the way their operations were run, that the way they looked. Ben and his leadership team did a phenomenal job in running those operations, and we'll try to continue that.

<Q – Paul Forward – Stifel, Nicolaus & Co., Inc.>: All right and looking at, you've talked a lot about met coal, just thinking about Central Appalachian thermal coal, the combined firm somewhere in the territory of 13 million tons. I was just curious, as you look at that the expansion in met, is there going to be a – through permitting or through depletion or other issues, is that 13 going to go down over time from where it is right now?

<A – John Eaves – President & Chief Operating Officer>: You know Paul, as we look at it. I mean, certainly we hadn't built any of that in. A lot of that would be market driven. I think what ICG did, and they did it well, they managed their costs reasonably well. And I think they've got a cost structure will – that will allow them to make good money in the thermal market, and that's something we'll continuously evaluate. But right now, we're pretty pleased with what we see from a cost standpoint, a safety standpoint and assuming the thermal market demand continues to develop, and we're seeing a lot of opportunities in the international market and with our infrastructure, it's probably going to create some additional opportunities for the thermal exports as well.

<A – Steven Leer – Chairman & Chief Executive Officer>: And Paul to your permit question. They're in a good shape with permits. The ICG reserves are predominately and well, well beyond majority focused on underground mine development and mines, and they're in pretty strong shape.

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Arch Coal, Inc.	ACI	Acquisition of International Coal Group, Inc by Arch Coal, Inc Call	May 2, 2011
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They have one permit that they're talking about for a small surface mine and we'd certainly like to see that permit get fully issued, but it doesn't have an impact on the deal dynamics.

<Q – Paul Forward – Stifel, Nicolaus & Co., Inc.>: Great and maybe lastly, I know the – considering the focus on underground mining, the market for skilled labor today is pretty tight. I was just curious how much of a consideration that was in deciding to do the transaction. Is there – is that going to be part of your calculation on operating synergies, just to be able to hold on to skilled workers or possibly not be in competition with one another for a scarce workforce?

<A – Steven Leer – Chairman & Chief Executive Officer>: I mean, let me say first, we were impressed with all of the mine management that we saw during the diligence and yeah, there are some opportunities in terms of where we were going back and forth and hiring people that we should see the benefit from. But their turnover rate has been pretty good; they're in pretty good shape in terms of manning, as is Arch. So we would expect on a combined basis that we would retain a talented workforce going forward. I mean we've always been pretty proud of our low turnover rate and quite frankly, ICG had a comparable rate, so we would expect to continue that.

<A – John Eaves – President & Chief Operating Officer>: You know, we didn't build in any deal dynamics or economics on that kind of assumption, but there clearly is some.

<Q – Paul Forward – Stifel, Nicolaus & Co., Inc.>: Okay, great. Thanks very much.

<A>: Thanks, Paul.

<A>: Thank you.

Operator: Next we'll hear from Garrett Nelson with BB&T Capital Markets.

<Q – Mark Levin – BB&T Capital Markets>: Hi, this is a Mark Levin; just a couple of quick questions. One, and I think you guys answered, but I just wanted to make sure I'm clear, so on the $70 million to $80 million of synergies I mean, is it a fair statement to say that the vast majority of it is from blending opportunities or is that not right?

<A – John Drexler – Chief Financial Officer & Senior Vice President>: You know. Mark, I'd be a little hesitant to break that out right now. I mean in total, between marketing, operating and G&A, we think we can achieve that $70 million to $80 million, but I really wouldn't want to get any more detailed right now, I mean obviously, we'll continue to update to you guys as we move forward, but I think we see opportunities in all three, maybe slanted a little bit towards the marketing side.

<Q – Mark Levin – BB&T Capital Markets>: Got it. Okay.

<A – Steven Leer – Chairman & Chief Executive Officer>: It would not be a majority; the other two buckets are larger than the marketing.

<Q – Mark Levin – BB&T Capital Markets>: Are larger than the marketing. Okay. And then my second question, Steve, I mean when you guys look at sort of their reserve base, obviously ICO owns a – or ICG owns a great percentage of their reserves more than most. Do you envision opportunities to monetize some of these non-core reserves to bring cash in the door? Is there that opportunity as well?

<A – Steven Leer – Chairman & Chief Executive Officer>: There is that opportunity; again, we did not build that into the deal economics, but you're exactly right, they own a tremendous amount of the reserves in fee. I look at that as an opportunity, if it makes sense, I typically; it's a little more costly financing. As we look at the cash flow structure of the transaction, even over the next six

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months and certainly on into 2012, the free cash flow is significant and that is not a requirement, but it is one of those, if the markets would suddenly take a turn south or something would go wrong, again that's a – it's a floor opportunity if we need to do it, but we're not anticipating it at the moment.

<Q – Mark Levin – BB&T Capital Markets>: Got it. And then one last question, just as you kind of think about maintenance CapEx per ton from sort of Arch's core operations in Central App versus ICG's, do you see a big difference in terms of what the maintenance CapEx per ton might look like going forward?

<A – John Drexler – Chief Financial Officer & Senior Vice President>: We really don't; I mean I think most of their mines are in pretty good shape, and it would be somewhat comparable of what we're seeing. So obviously, we'll give more clarity on that as we get into the operations and evaluate them. But based on what we've seen early on, we really don't see a material dip.

<Q – Mark Levin – BB&T Capital Markets>: Okay. And then, I am sorry, go ahead.

<A – Steven Leer – Chairman & Chief Executive Officer>: I was just going to add, again and John was trying to emphasize this, when you look at the public companies and you look at the cash operating costs over the last year or two years, however you want to define it, ICG has done a excellent job in managing their costs as has Arch, and typically we're right on top of each other barring something unusual like what we had at Mountain Laurel last quarter. But we're right on top of each other at cash costs and lead Central Appalachian low cost position.

So the natural extension of that is we're approaching our mining very similarly, and again I think when you think about the cultural fits in – it was kind of interesting in one of the mine diligence teams, I mean the gentleman who is leading the effort from ICG's side had worked for like three-quarters of the guys who have gone through from our side, and that's – there's just a good solid fit here and we approach at the same way.

<Q – Mark Levin – BB&T Capital Markets>: Okay, one last question related to that. I know Ben worked for Arch for some time and obviously has done a very, very good job with the operations. I mean is there some opportunity to retain Ben to help to run those operations, those assets?

<A – Steven Leer – Chairman & Chief Executive Officer>: Right now the plans are not to. We've been – both sides have been very focused on closing the transaction. I do think there's an opportunity for Ben to stay on as an advisor here for us for a period of time but he has indicated he has some personal plans as well. So Ben's done a great job in building this company and taking out a group of assets. And as I said, really they've taken it very, very far. And with the combination, I think allows us to accelerate and really take it to the next level of benefits to the overall shareholders of the combined group here because they've – he should be proud of what his team has achieved in assembling the assets.

And now we're just in a position and I think Ben even mentioned on his call that really you need size and scale anymore to deal with all of the issues that face the coal industry and to deal with them well. And that a company of Arch's size, combined with ICG, is better positioned and can do it at a lower cost than one that's just ICG's size. And we see that kind of trend line continuing.

Operator: And we'll move next to Jim Rollyson with Raymond James.

<Q – James Rollyson – Raymond James & Associates>: Good morning, everyone. Congratulations.

<A>: Thank you.

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<A – Steven Leer – Chairman & Chief Executive Officer>: Good morning, Jim.

<Q – James Rollyson – Raymond James & Associates>: Steve, you've not been too shy about talking about Central App over the last few years since you guys had kind of weaned yourself down from where you were before to where you stand today. I think you've probably touched around this answer, but just curious kind of how you rationalize getting back in a little heavier to Central App just kind of given what your thought process had been. Is it the met excitement? Is it the fact that – I think you touched the fact that their cost curve is pretty similar to yours, which you kind of view at the lower end of the peers; and just kind of curious how you rationalize that?

<A – Steven Leer – Chairman & Chief Executive Officer>: Absolutely yes to each one of those. I think what I've been saying over the last few years is that clearly we were interested in additional met over time at the right kind of transaction. We've also been saying that our view of Central App is that over the next five years or so that Central App would see a continued decline in overall production, principally in the thermal market offset by some expansion in the metallurgical market, but that Central App would stabilize and the numbers moved around a little bit, but let's call it in that 120 to maybe 130 range of production somewhere 2015 with it predominantly been a met coal play with ancillary or some steam production.

We still believe that's accurate and true and we also believe and we've seen this occur, we think with the most recent MSHA data that surface mining will continue to decline and that deep mine will be the predominant production method. And I think this last go around with MSHA, the deep mine production actually exceeded surface mine production for the first time.

So it's within the same themes; I mean we have never said we were leaving Central App. We've always made a significant income in Central App; some years have certainly been better than others, again predicated if we look at the Mountain Laurel mine, now we look at the Tygart mine. I see it as a continuation of our existing theme and we've been in that kind of 13 million to 15 million ton of range production for years, and with the clean liability balance sheet, the production profile on cost, I think it is a hand and glove fit.

<Q – James Rollyson – Raymond James & Associates>: Okay, makes sense. And then just as a follow-up switching gears to the Illinois Basin, you guys have kind of had longer terms designs of growth potential there, kind of taken baby steps if you will with the Knight Hawk investment and obviously you haven't ramped up the curve yet on your own production, But just kind of curious how the marriage here might change your view or alter your plans or is it just kind of continuing down the path you're already on for development of the Illinois Basin?

<A – John Eaves – President & Chief Operating Officer>: Jim, this is John. Certainly their Viper mine is well run. They've got good cost control, good margins; most of that coal is sold right now in the marketplace. As we continue to permit our Lost Prairie reserve, we should have that permit over the next quarter or two. That's going to be a market driven decision on when and how we bring that production on. We will not bring that production on without some good base load coal supply agreements in place.

So I don't know that we've had any real change in our strategy in Illinois. Certainly over the future, it's going to become a core operating region for Arch. But again, it will be market driven, whether that's domestic or in the international market. And as I said earlier, we think we have a true competitive advantage from the fact that we have low-chlorine and higher BTU coals.

<Q – James Rollyson – Raymond James & Associates>: Fantastic. Thanks.

<A – John Eaves – President & Chief Operating Officer>: Thank you.

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<A – Steven Leer – Chairman & Chief Executive Officer>: Thank you.

Operator: [Operator Instructions]. We'll move next to Jeremy Sussman with Brean Murray.

<Q – Jeremy Sussman – Brean, Murray, Carret & Co. LLC>: Hi. Good morning and congratulations.

<A – Steven Leer – Chairman & Chief Executive Officer>: Thank you Jeremy.

<Q – Jeremy Sussman – Brean, Murray, Carret & Co. LLC>: I'd like to focus on Tygart for a second. First off, how big a role does this ultimate mine I guess, as low as your success at Mountain Laurel, play in this transaction? And then secondly, can you give us a sense of what margins you could see at Tygart in sort of today's environment, given that it's obviously going to be a low cost mine? Thank you.

<A – John Eaves – President & Chief Operating Officer>: Jeremy, this is John. I mean clearly that was an attractive part of this transaction. We think the development that Ben and his team have done thus far on Tygart No. 1 has really positioned it well. It is comparable to the Mountain Laurel operation. We had the Mountain Laurel team look at it, do to their own mine design. They're comfortable with what they are coming up with. It is a high-vol A product, it's going to be very well received in the market either on a standalone basis or on a blend basis with some of the coals that we have at Arch.

So we're excited about it. Beyond the 1, we think there's tremendous opportunity in Tygart Valley No. 2 and 3. And we will be working, as I said earlier, very aggressively on the permitting process there to get that production in line, really with the met market obviously targeted there.

In terms of margins, I'd be a little hesitant to say anything right now given where we are. Clearly, we think it's going to be a very effective cost mine and we would plan to see it playing out that way given what we've seen at Mountain Laurel, I think Steve mentioned in his comments, we've learned a lot from Mountain Laurel; hopefully we'll take the good and leave the bad behind and come up with a very strong cost competitive mine at Tygart. But we're excited about it. It clearly was one of the drivers when we looked at the transactions.

<Q – Jeremy Sussman – Brean, Murray, Carret & Co. LLC>: Great, thank you very much. I appreciate it and congratulations again.

<A – Steven Leer – Chairman & Chief Executive Officer>: All right, thank you.

Operator: We'll hear next from Andre Benjamin with Goldman Sachs.

<Q – Andre Benjamin – Goldman Sachs & Co.>: Hi, good morning, guys.

<A – Steven Leer – Chairman & Chief Executive Officer>: Good morning, Andre.

<Q – Andre Benjamin – Goldman Sachs & Co.>: First, I was wondering could you please provide a little bit of color about how this transaction satisfies your longer term goals both domestically versus internationally? Are there any more bolt-on opportunities you're seeing in Central Appalachia, given the fragmentation? And also given you still have production internationally, should we expect that to be the area that you potentially focus on the future as you look for more deals?

<A – Steven Leer – Chairman & Chief Executive Officer>: Well, clearly, this transaction combined with work – the direction Arch was already heading in its export potential enhances the

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export potential and we see it as a U.S. based international metallurgical and thermal coal play and I think you'll see us continue along those lines. As we develop these reserves in the mines, our focus will be on the organic development of the existing 400 plus million tons of metallurgical coal. Is there a small bolt-on or something out there? I mean we don't have any designs that that will occur but history would tell you that could occur and so we see that developing.

As we indicated in our call, we're expecting to open up an international office here probably sometime this quarter or certainly by next quarter, and helping us place the development of both our met coal and thermal coal in the international markets. So we see the global shortfall continuing out there, and we see this as strengthening Arch's position to really help to supply that shortfall.

Beyond that, I've always had the view you shouldn't communicate your underlying strategies to all your competitors in the marketplace, because they can do things to thwart you. But we think where Arch is heading is very good and there certainly won't be any surprises to the investor base because, again, let me reemphasis, this transaction, other transactions that we've done, I think we have a history showing that when we look at a lot of potential transactions, we don't do very many of them because they simply can't get through the – our filters of strong safety, strong environmental, strong financially and again, given the intrinsic values here, that this is creating an accretive – in 2012 moving forward on all financial parameters.

And our modeling shows it increases that accretive profile as Tygart 1 comes on, and frankly, we will be doing everything we can to accelerate their permitting and the eventual development of the other Tygarts and then the blending capabilities and port expansion. So I think, you'll see us focusing in those areas as much as anywhere. But stay tuned, it's going to be a very good and interesting decade I think.

<Q – Andre Benjamin – Goldman Sachs & Co.>: Thanks, that's very helpful. And then, I guess one follow-up question. As we look at the model of the pro forma company, in terms of blending your met coals, have you determined what you expect the pro forma met coal quality mix to be going forward? So should we expect you to take all the low-vol coal and blend that down to a mid-vol and leave the rest to sell into high-vol or is there some other way we should be thinking about it?

<A – John Eaves – President & Chief Operating Officer>: I think the marketing guys have done a pretty good job in looking at that and it's a little bit here, a little bit there. I don't think we want to disclose exactly what our blends are, but clearly, this transaction gives us a portfolio of products that we haven't had: low, mid and high vol A in addition to our PCI high vol B. That's what we find attractive about it. In terms of our specific blends, I'd be a little hesitant to get into that.

<Q – Andre Benjamin – Goldman Sachs & Co.>: Okay, thank you very much.

<A – John Eaves – President & Chief Operating Officer>: Thank you.

<A – Steven Leer – Chairman & Chief Executive Officer>: Thank you.

Operator: We'll take our next question from Michael Dudas with Jefferies.

<Q – Michael Dudas – Jefferies & Co., Inc.>: Gentlemen, good morning. You've addressed the issues quite well in this conference call. I'm all set. Good luck, gentlemen.

<A – John Eaves – President & Chief Operating Officer>: Okay, Michael.

<A – Steven Leer – Chairman & Chief Executive Officer>: Thank you.

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Operator: We'll move next to Brandon Blossman with Tudor, Pickering Holt & Company.

<Q – Brandon Blossman – Tudor Pickering Holt & Co. Securities, Inc.>: Good morning gentlemen.

<A – Steven Leer – Chairman & Chief Executive Officer>: Good morning, Brandon.

<Q – Brandon Blossman – Tudor Pickering Holt & Co. Securities, Inc.>: Steve, you mentioned certainty to close as a benefit of doing an all cash deal. Are there other considerations of doing all cash versus some equity? Was that an option?

<A – Steven Leer – Chairman & Chief Executive Officer>: Well, you know that was an option. We've certainly walked into it with our eyes wide open and had a portfolio of approaches that we considered. We see this as the most attractive to our shareholders and their shareholders. We'll be the first to say, when you look at equity as part of the transaction, I mean it is your most expensive financing and we see the ability to use some equity to preserve the credit rating as important, but it will be predominantly debt and it just ends up being an optimal structure.

And given the cash flow capabilities and the ability to delever the company, you'll see significant strides within 2011 from day one of the closing to end of the year, and then further significant strides moving into 2012. And kind of think about it, a lot of that business is already in place so we just think that works the best for all parties.

<Q – Brandon Blossman – Tudor Pickering Holt & Co. Securities, Inc.>: Okay. That's very helpful, and then kind of as a follow-on to that, will there be any change in port sale or hedging strategies to delever?

<A – Steven Leer – Chairman & Chief Executive Officer>: I wouldn't anticipate any fundamental changes. We always are looking at the balance between our uncommitted coal versus our views of the market versus any financial needs that the corporation may have. And that gets considered almost daily, but certainly monthly and quarterly not only by Senior Management, but by the Board. But the pieces are in place right now as we move forward through '11 and substantially in place in '12 so I wouldn't anticipate many changes there.

<Q – Brandon Blossman – Tudor Pickering Holt & Co. Securities, Inc.>: Thank you very much and congratulations on the deal.

<A – Steven Leer – Chairman & Chief Executive Officer>: All right, thank you.

Operator: We'll move next to you Curt Woodworth with Macquarie.

<Q – Curt Woodworth – Macquarie Capital (USA), Inc.>: Hi, good morning everyone.

<A – Steven Leer – Chairman & Chief Executive Officer>: Curt.

<Q – Curt Woodworth – Macquarie Capital (USA), Inc.>: Steve, I was wondering if you could provide a little bit more detail on the Tygart mine expansion in terms of what the quality composition that mine will look like and estimated cash costs?

<A – Steven Leer – Chairman & Chief Executive Officer>: Well, I'll let John answer that, he is more attuned to it, than I'm but we're probably not going to get into the exact cash costs, but.

<A – John Eaves – President & Chief Operating Officer>: Yeah, I mean I think ICG has been pretty clear on how they laid out, they're driving slopes now; they're doing work. We think the

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timeline that's been outlined is very achievable. That shows you know development work within continuous miners and then the long-haul coming on sometime in the first half of 2014.

We're pretty comfortable with those forecasts. Our numbers indicate that it's going to be very cost competitive and certainly for the quality coal, not only going to be very desirable in the U.S. but around the globe. So in terms of cash costs, I'd be a little hesitant to get into that right now, but clearly, we think from a cost standpoint it will be one of the more competitive met mines in the United States.

<Q – Curt Woodworth – Macquarie Capital (USA), Inc.>: Okay.

<A – Steven Leer – Chairman & Chief Executive Officer>: In terms of quality to on the high-vol A, there's extraordinarily high quality coal. And we've spent a lot of time over the last year studying the high-vol A markets and looking at it and our real conclusion and perhaps shouldn't be surprising as people think about the reserve degradation over time of Central App as we've been mining there as an industry for over a 100 years, we think there's a lot less high-vol A and low-vol coal in the U.S. than perhaps many might perceive. And again, as you move forward and look at that, this – value of this reserve probably increases dramatically over time just given the nature of Central App reserves. So again it accrues to – we didn't build anything into our modeling in that, but that could be significant upside as we progress through the rest of this decade.

<Q – Curt Woodworth – Macquarie Capital (USA), Inc.>: Great. And a follow-up question just on the blending opportunity. Do you need to spend any additional capital either for more prep plants or other types facilities you need to be able to blend up some of the B and do you have any indication of right now how much of that material you could look to blend up? Thanks very much.

<A – John Eaves – President & Chief Operating Officer>: You know, ICG has about 15 plants throughout their system, and obviously we'll be looking for efficiencies in all those plants where we can. But as we stand today, we don't have to spend any capital to get the blending synergies that we've forecasted in our model. So we think we're in pretty good shape; anything we would get in terms of efficiencies through the plant would be upside.

Operator: We'll move next to Brett Levy with Jeffries & Company.

<Q – Brett Levy – Jefferies & Co., Inc.>: Hey, guys, can you talk about the situation with the International Coal bonds? Do you anticipate T plus 50 tendering? Is there any out allowing you to close some of the equity and use that maybe reduce your cost of taking out notes? And then I suppose sort of a related, sort of transaction related question, is there a breakup fee here and if so how much?

<A – John Drexler – Chief Financial Officer & Senior Vice President>: Hey, Brett, this is John Drexler, as we look at ICG's current notes, you're correct there's a make whole provision there. We'll be evaluating everything but the conclusion is that those notes will be coming out and we'll be taking them out through some type of structure. So we'll be moving forward with that, continuing to evaluate the best way to do that as we move forward.

From a breakup fee, we're not going to get into that right now. We'll be filing the M&A agreement associated with the transaction with the SEC in the next several days and that's where it will all be spelled out, in the M&A agreement.

Operator: We'll take our next question from John Bridges from J.P. Morgan.

<Q – John Bridges – JPMorgan Securities LLC>: Good morning, Steve, everybody. Congratulations on the deal.

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Arch Coal, Inc.	ACI	Acquisition of International Coal Group, Inc by Arch Coal, Inc Call	May 2, 2011
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<A – Steven Leer – Chairman & Chief Executive Officer>: John.

<A – John Eaves – President & Chief Operating Officer>: Thank you.

<A – John Drexler – Chief Financial Officer & Senior Vice President>: Hi.

<Q – John Bridges – JPMorgan Securities LLC>: Just wondered, this deal sort of seems to revolve around Tygart and its performance. I just wondered the level of due diligence that you've been able to perform on that?

<A – Steven Leer – Chairman & Chief Executive Officer>: Go ahead, John.

<A – John Eaves – President & Chief Operating Officer>: John, this is John Eaves. When we did our diligence, I think we were pleased with what we saw. I mean really over the next couple of years, the real driver isn't Tygart. I mean it's got very cost effective, good quality coals and other mines being Vindex, Sentinel, Beckley, I mean those are very cost competitive, real contributors to the bottom line and we think not only over the next couple years, but will be for many, many years to come. So really Tygart is kind of an add on to those three or four complexes that we were very pleased with the performance and overall contribution that we found when we did our diligence.

<Q – John Bridges – JPMorgan Securities LLC>: Yeah, I guess following on for what Steve said, there's been such a degradation of reserve quality that it's just surprising that something of this quality has been left alone. Why is that?

<A – Steven Leer – Chairman & Chief Executive Officer>: John, I can't answer that and that's why we're sitting here today talking about it. Again, when you look at the intrinsic value of ICG and why it – combining it with Arch, in my opening comments, I was trying to allude. I mean, we have often stated we try to buy in the downside of our market cycle, and even consider selling assets in an upside of the market cycle, and we've done that on a portfolio approach over the decades.

No one would pretend that met coal pricing hasn't been strong. We anticipate it continues to be strong moving over the next five years. But what we do see here is that ICG was at the cusp of a major or, let's call it, a low point of met coal production and they have a very strong asset base here that we feel was being undervalued by the marketplace. We think Arch had been undervalued by the marketplace given a very biased opinion and the combination helps unlock value for both companies,

And I can't explain why it wasn't appreciated, but it's a real credit to Ben, his senior team, the shareholders of the Board of ICG, that they've been able to quietly put together what we consider maybe some of the cleanest, highest quality met coal assets in the nation. In fact, I might make the argument they're the best of new mines or new opportunities as compared to – there is certainly some great coal mines out there that are up and running that we all know about.

But – so it's exciting. We went into this not expecting to find as good of results that we found from mine development to the reserve base to again – Arch has – the combined company as being over 400 million tons of met coal and a complete product slate that only a handful of companies can offer that broad slate across the board to really all the customer base out there that we see looking for lots of met coal over the next five to 10 years.

Operator: We'll take our next question from Dave Martin with Deutsche Bank.

<Q – David Martin – Deutsche Bank Securities, Inc.>: Thank you. And I just had one remaining detail question if you would. John Drexler, you mentioned earlier that you would likely take up the

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convertible notes. I'm just wondering, therefore, what is the correct diluted share count we should be using for ICG?

<A – John Drexler – Chief Financial Officer & Senior Vice President>: With the conversion, it's about 21 million shares. With the conversion – I think we've footnoted that in the presentation.

<Q – David Martin – Deutsche Bank Securities, Inc.>: Okay. Thanks and good luck.

<A – Steven Leer – Chairman & Chief Executive Officer>: Thank you.

Operator: We'll hear next from Dave Katz from J.P. Morgan.

<Q – David Katz – JPMorgan Securities LLC>: Hi, yes kind of following on your earlier comment that you would expect to delever quickly with the free cash flow, I guess it's a two part question. One in that – on the prior year, last conference call, you guys indicated that you would consider mergers, organic growth and returning cash to shareholders; obviously you're going to merger out, but you've also raised the dividend recently. Is the entire use of free cash going forward, or at least the majority, going to be for delevering? And does that mean that you're going to favor a term loan type structure which would allow you to prepay without a penalty?

<A – John Drexler – Chief Financial Officer & Senior Vice President>: As we look right now, it's strong and healthy free cash flows as we move forward. We'll continue to evaluate, as we have, the best use of those cash flows moving forward. As we've indicated throughout this call, our – we've realized we'll levering up somewhat here with this transaction and similar to prior transactions, our focus will be on the balance sheet out the gates here. And we feel very comfortable that we'll be able bring that leverage down very quickly with the pro forma profile that we expect to see moving forward.

But from a ultimate use of all cash flows as we move forward, we'll continue to evaluate where we think we're able to create the most shareholder value and that covers that suite that you just described there in your question and what we've described previously during our call.

<Q – David Katz – JPMorgan Securities LLC>: Okay. And then with regard to the tax rate of the combined company, both effective and cash, how do you expect it to change as a result of the transaction?

<A – John Drexler – Chief Financial Officer & Senior Vice President>: As we look on a pro forma basis moving forward, our tax structure will continue to be very similar to the tax structure that we have currently right now as we will continue to have significant deferred tax assets. And as we've indicated, we'll continue to be an AMT taxpayer moving forward with a rate that we expect around 20%.

Operator: Our final question will come from Justine Fisher with Goldman Sachs.

<Q – Justine Fisher – Goldman Sachs & Co.>: Good morning.

<A – Steven Leer – Chairman & Chief Executive Officer>: Hi, Justine.

<Q – Justine Fisher – Goldman Sachs & Co.>: Just one more question on leverage to try and phrase it another way. I know you guys have said that you can't identify exactly how much debts you might issue. But if I look back to the Jacobs Ranch transaction, it seems that you guys were willing to take leverage up to about 3.5 times, albeit briefly, on a pro forma basis. Is that the kind of level that you guys are willing to go up to, and is that what the rating agencies have identified, if at all, as a level that is sufficient to maintain your rating?

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corrected transcript Arch Coal, Inc. ACI Acquisition of International Coal Group, Inc by Arch Coal, Inc Call May 2, 2011 Company Ticker Event Type Date www.Cal lSt reet .com • 1-877-FACTSET • Copyr ight © 2001-2011 Cal lSt reet 22 &lt;A — John Drexler — Chief Financial Officer & Senior Vice President&gt;: Justine, we’re not going to get specific on what our targets are. I will say with the Jacobs transaction, if you look at the financing structure that we did put in place we were focused on preserving our balance sheet strength, but realizing we needed to do an equity component of that transaction as well. We will be working with the agencies to make sure that any structure that we have moving forward will preserve our ratings. But as we’ve indicated, it will be a majority of debt. &lt;Q — Justine Fisher — Goldman Sachs & Co.&gt;: Okay. And then just one quick follow-up on the CapEx plans too. Obviously we know what the combined budgets are for Arch and for ICG but in terms of further developing ICG’s substantial reserves, if we’re thinking about additional CapEx for that, is that kind of a second half 2011 expenditure that we should think of or is that more in the 2012 timeframe once you’ve done all the work with Tygart, et cetera? &lt;A — John Eaves — President & Chief Operating Officer&gt;: Yeah, that’d be 2012 maybe even 2013 before we have a decision on that. Our focus is on Tygart Valley 1 right now, getting that up and running, and look at what we can do in conjunction with that. But that’s going to be the focus of the operating team right now. Operator: That does conclude today’s question-and-answer session. I’d like to turn the call back over to Mr. Steve Leer for any closing remarks. Steven F. Leer, Chairman & Chief Executive Officer Again, thank you for joining us today. I think you can tell by the tone of our remarks that we’ve spent a lot of time on this. It’s not something that we undertook lightly. We think it is a very significant transaction that positions Arch to be a global met coal and thermal coal power house based out of the United States, serving the international and the domestic markets. It’s accretive to EPS per share, EBITDA per share, cash flow per share of free cash flow 2012 and beyond in our modeling. And that’s assuming the bonds convert — the convertible bonds are converted to shares, all the options that ICG folks have are converted to shares. So we took a very sober view of the transaction and came out with, you know, this — ICG has done a great job putting together a group of assets that have enormous intrinsic value where the accretion increases as we move forward over the next few years. But we start off in the first year with creating shareholder value, which frankly not many transactions pass that kind of muster. And then when you have the focus on safety, the focus on environmental responsibility, it’s just a singular good fit. So we appreciate it. We look forward to closing the transaction reporting in more detail on some of the things we discussed today, and we’ll certainly be transparent and communicative on realizing the synergies, et cetera as we move forward. So thank you for your time. Operator: Ladies and gentlemen, this does conclude today’s conference call. Thank you for your participation. You may now disconnect.

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Arch Coal, Inc.	ACI	Acquisition of International Coal Group, Inc by Arch Coal, Inc Call	May 2, 2011
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